Exhibit 77(q)(1)

Exhibits

(a)(1)    Articles of Amendment dated July 21, 2010 to the Articles of Amendment and Restatement dated May 1, 2002 with regard to the dissolution of Class Service 2 shares – Filed herein.

(a)(2)    Articles of Amendment dated August 10, 2010 to the Articles of Amendment and Restatement dated May 1, 2002 with regard to the dissolution of ING Global Equity Option Portfolio – Filed herein.

(a)(3)    Articles of Amendment dated September 8, 2010 to the Articles of Amendment and Restatement dated May 1, 2002 with regard to the dissolution of ING Opportunistic LargeCap Portfolio – Filed herein.

(e)(1)    Amended Schedule A dated December 2010 to the Amended Investment Management Agreement dated April 1, 2004 between ING Variable Portfolios, Inc. and ING Investments LLC – Filed herein.

(e)(2)    Amended Schedule A dated December 2010 to the Sub-Advisory Agreement dated March 1, 2002 between ING Investments LLC and ING Investment Management Co. – Filed herein.